As filed with the Securities and Exchange Commission on July 2, 2012

Registration No. 333-181002

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CONTINENTAL RESOURCES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Oklahoma	1311	73-0767549
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

20 N. Broadway

Oklahoma City, Oklahoma 73102

(405) 234-9000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Eric S. Eissenstat

Senior Vice President, General Counsel and Secretary

20 N. Broadway

Oklahoma City, Oklahoma 73102

(405) 234-9000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Michael E. Dillard

Sean T. Wheeler

Latham & Watkins LLP

811 Main St., Suite 3700

Houston, TX 77002

713-546-5400

Approximate date of commencement of proposed sale of the securities to the public:

As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issue Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

Each registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANT GUARANTORS

Exact Name of Registrant Guarantor(1)	State or Other Jurisdiction of Incorporation or Formation	IRS Employer Identification Number
Banner Pipeline Company, L.L.C.	Oklahoma	20-3304849

(1)	The address for the Registrant Guarantor is 20 N. Broadway Oklahoma City, Oklahoma 73102 and the telephone number for the Registrant Guarantor is (405) 234-9000. The Primary Industrial Classification Code for the Registrant Guarantor is 1311.

Explanatory Note

Continental Resources, Inc. and Banner Pipeline Company, L.L.C. are filing this Amendment No. 1 (this “Amendment”) to the Registration Statement on Form S-4 (Registration No. 333-181002) (the “Registration Statement”) as an exhibit-only filing to re-file Exhibit 23.1 (the consent of our independent registered public accounting firm) previously filed with the Registration Statement. Accordingly, this Amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature pages to the Registration Statement and Exhibit 23.1 filed herewith. The prospectus is unchanged and has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Continental Resources, Inc. (“Continental”) is incorporated in Oklahoma. Section 1031 of the Oklahoma General Corporation Act (the “OGCA”) authorizes a court to award, or a corporation’s board of directors to grant, indemnity under certain circumstances to directors, officers, employees or agents in connection with actions, suits or proceedings, by reason of the fact that the person is or was a director, officer, employee or agent, against expenses and liabilities incurred in such actions, suits or proceedings so long as they acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the company, and with respect to any criminal action if they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of such corporation, however, indemnification is generally limited to attorneys’ fees and other expenses and is not available if such person is adjudged to be liable to such corporation unless the court determines that indemnification is appropriate.

As permitted by the OGCA, Continental’s amended and restated certificate of incorporation includes a provision that eliminates the personal liability of its directors to Continental or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to it or its shareholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under section 1053 of the OGCA regarding unlawful dividends and stock purchases; or

•	for any transaction for which the director derived an improper personal benefit.

As permitted by the OGCA, Continental’s amended and restated certificate of incorporation provides that Continental is required to indemnify its directors and officers to the fullest extent permitted by the OGCA.

As permitted by Oklahoma law, Continental’s amended and restated bylaws provide that:

•	Continental may indemnify its other employees and agents, subject to very limited exceptions;

•	Continental is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding, subject to very limited exceptions; and

•	the rights conferred in Continental’s bylaws are not exclusive.

The indemnification provisions in Continental’s amended and restated certificate of incorporation may be sufficiently broad to permit indemnification of its directors and officers for liabilities arising under the Securities Act of 1933.

Under Oklahoma law, corporations also have the power to purchase and maintain insurance for directors, officers, employees and agents. Continental maintains liability insurance policies which indemnify its directors and officers against loss arising from claims by reason of their legal liability for acts as such directors and officers, subject to limitations and conditions as set forth in the policies.

Continental has entered into written indemnification agreements with all of its directors and executive officers (including each of its named executive officers). These indemnification agreements are intended to permit indemnification to the fullest extent permitted by the OGCA. It is possible that the applicable law could change the degree to which indemnification is expressly permitted.

The indemnification agreements cover expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred as a result of the fact that such person, in his or her capacity as a director or officer, is made or threatened to be made a party to any suit or proceeding. The indemnification agreements generally cover claims relating to the fact that the indemnified party is or was an officer, director, employee or agent of

Continental or any of its affiliates, or is or was serving at Continental’s request in such a position for another entity. The indemnification agreements also obligate Continental to promptly advance all reasonable expenses incurred in connection with any claim. The indemnitee is, in turn, obligated to reimburse Continental for all amounts so advanced if it is later determined that the indemnitee is not entitled to indemnification. The indemnification provided under the indemnification agreements is not exclusive of any other indemnity rights; however, any double payments received by the indemnitee must be reimbursed to Continental.

Continental will not be obligated to indemnify the indemnitee with respect to claims brought by the indemnitee against Continental or its directors and officers without prior approval of a majority of Continental’s board of directors, except for claims brought by the indemnitee to enforce his or her rights under the indemnification agreement.

The foregoing discussion of Continental’s amended and restated certificate of incorporation and bylaws and Oklahoma law is not intended to be exhaustive and is qualified in its entirety by such certificate of incorporation, bylaws or law.

Item 21.	Exhibits and Financial Statement Schedules.

(a)	The exhibits required to be filed pursuant to the requirements of Item 601 of Regulation S-K are set forth in the Index to Exhibits accompanying this registration statement.

Schedules are omitted because they either are not required or are not applicable or because equivalent information has been included in the financial statements, the notes thereto or elsewhere herein.

Item 22.	Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of a registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Each registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(b)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if such registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

That, for the purpose of determining liability of such registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of such registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrants will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)	any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424;

(b)	any free writing prospectus relating to the offering prepared by or on behalf of such registrant or used or referred to by the undersigned registrants;

(c)	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrants or their securities provided by or on behalf of such registrant; and

(d)	any other communication that is an offer in the offering made by such registrant to the purchaser.

That, for purposes of determining any liability under the Securities Act of 1933, each filing of a registrant annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma, on July 2, 2012.

CONTINENTAL RESOURCES, INC.

By:	/S/ JOHN D. HART
John D. Hart Senior Vice President, Chief Financial Officer and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated below.

Signatures	Title	Date

/S/ HAROLD G. HAMM Harold G. Hamm	Chairman of the Board, Director and Chief Executive Officer (principal executive officer)	July 2, 2012

/S/ JOHN D. HART John D. Hart	Senior Vice President, Chief Financial Officer and Treasurer (principal financial and accounting officer)	July 2, 2012

* David L. Boren	Director	July 2, 2012

* Robert J. Grant	Director	July 2, 2012

* Lon McCain	Director	July 2, 2012

* John T. McNabb, II	Director	July 2, 2012

* Mark E. Monroe	Director	July 2, 2012

* Edward T. Schafer	Director	July 2, 2012

*By:	/S/ JOHN D. HART
John D. Hart Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma, on July 2, 2012.

BANNER PIPELINE COMPANY, L.L.C.

By:	/S/ JOHN D. HART
John D. Hart
Senior Vice President, Chief Financial Officer and Treasurer of its Sole Member, and Manager

INDEX TO EXHIBITS

Exhibit Number	Exhibit

3.1*

Third Amended and Restated Certificate of Incorporation of Continental Resources, Inc. filed as Exhibit 3.1 to the Company’s Form 10-K for the year ended December 31, 2011 (Commission File No. 001-32886) filed February 24, 2012 and incorporated herein by reference.

3.2*

Second Amended and Restated Bylaws of Continental Resources, Inc. filed as Exhibit 3.2 to the Company’s Form 10-K for the year ended December 31, 2011 (Commission File No. 001-32886) filed February 24, 2012 and incorporated herein by reference.

4.1*

Registration Rights Agreement dated as of May 18, 2007 by and among Continental Resources, Inc., the Revocable Inter Vivos Trust of Harold G. Hamm, the Harold Hamm DST Trust and the Harold Hamm HJ Trust filed as Exhibit 4.1 to the Company’s Form 10-K for the year ended December 31, 2011 (Commission File No. 001-32886) filed February 24, 2012 and incorporated herein by reference.

4.2*	Specimen Common Stock Certificate filed as Exhibit 4.1 to the Company’s Registration Statement on Form S-1 (Commission File No. 333-132257) filed April 14, 2006 and incorporated herein by reference.

4.3*

Indenture dated as of September 23, 2009 among Continental Resources, Inc., Banner Pipeline Company, L.L.C. and Wilmington Trust FSB, as trustee, filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K (Commission File No. 001-32886) filed September 24, 2009 and incorporated herein by reference.

4.4*

Indenture dated as of April 5, 2010 among Continental Resources, Inc., Banner Pipeline Company, L.L.C. and Wilmington Trust FSB, as trustee, filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K (Commission File No. 001-32886) filed April 7, 2010 and incorporated herein by reference.

4.5*

Indenture dated as of September 16, 2010 among Continental Resources, Inc., Banner Pipeline Company, L.L.C. and Wilmington Trust FSB, as trustee, filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K (Commission File No. 001-32886) filed September 17, 2010 and incorporated herein by reference.

4.6*

Indenture dated as of March 8, 2012 among Continental Resources, Inc., Banner Pipeline Company, L.L.C. and Wilmington Trust, National Association, as trustee, filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K (Commission File No. 001-32886 ) filed March 8, 2012 and incorporated herein by reference.

4.7*

Registration Rights Agreement dated as of March 8, 2012 among Continental Resources, Inc., Banner Pipeline Company, L.L.C. and Merrill Lynch, Pierce, Fenner & Smith Incorporated as the representative of the several initial purchasers, filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K (Commission File No. 001-32886 ) filed March 8, 2012 and incorporated herein by reference.

5.1*	Opinion of Latham & Watkins LLP.

5.2*	Opinion of Conner & Winters, LLP.

10.1†*

Continental Resources, Inc. 2000 Stock Option Plan filed as Exhibit 10.6 to the Company’s Registration Statement on Form S-1 (Commission File No. 333-132257) filed April 14, 2006 and incorporated herein by reference.

10.2†*

First Amendment to Continental Resources, Inc. 2000 Stock Option Plan filed as Exhibit 10.7 to the Company’s Registration Statement on Form S-1 (Commission File No. 333-132257) filed April 14, 2006 and incorporated herein by reference.

10.3†*

Form of Incentive Stock Option Agreement filed as Exhibit 10.8 to the Company’s Registration Statement on Form S-1 (Commission File No. 333-132257) filed April 14, 2006 and incorporated herein by reference.

Exhibit Number	Exhibit

10.4†*

Amended and Restated Continental Resources, Inc. 2005 Long-Term Incentive Plan effective as of April 3, 2006 filed as Exhibit 10.9 to the Company’s Registration Statement on Form S-1 (Commission File No. 333-132257) filed April 14, 2006 and incorporated herein by reference.

10.5†*

Form of Restricted Stock Award Agreement filed as Exhibit 10.10 to the Company’s Registration Statement on Form S-1 (Commission File No. 333-132257) filed April 14, 2006 and incorporated herein by reference.

10.6†*

Form of Indemnification Agreement between Continental Resources, Inc. and each of the directors and executive officers thereof filed as Exhibit 10.12 to the Company’s Registration Statement on Form S-1 (Commission File No. 333-132257) filed April 14, 2006 and incorporated herein by reference.

10.7†*	Membership Interest Assignment Agreement by and between Continental Resources, Inc., the Harold Hamm Revocable Inter Vivos Trust, the Harold Hamm HJ Trust and the Harold Hamm DST Trust dated March 30, 2006 filed as Exhibit 10.13 to the Company’s Registration Statement on Form S-1 (Commission File No. 333-132257) filed April 14, 2006 and incorporated herein by reference.

10.8*	Crude oil transportation agreement between Banner Pipeline Company, L.L.C., a wholly owned subsidiary of Continental Resources, Inc. and Banner Transportation Company dated July 11, 2007 filed as Exhibit 10.8 to the Company’s Form 10-K for the year ended December 31, 2011 (Commission File No. 001-32886) filed February 24, 2012 and incorporated herein by reference.

10.9†*	Summary of Non-Employee Director Compensation as of March 31, 2011 filed as Exhibit 10.2 to the Company’s Form 10-Q for the quarter ended March 31, 2011 (Commission File No. 001-32886) filed May 5, 2011 and incorporated herein by reference.

10.10*	Seventh Amended and Restated Credit Agreement dated June 30, 2010 among Continental Resources, Inc. as borrower, Union Bank, N.A. as administrative agent, as issuing lender and as swing line lender, and the other lenders party thereto, filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K (Commission File No. 001-32886) filed July 7, 2010 and incorporated herein by reference.

10.11†*

Employment Agreement between Continental Resources, Inc. and Eric S. Eissenstat dated

October 14, 2010 filed as Exhibit 10.12 to the Company’s Form 10-K for the year ended

December 31, 2010 (Commission File No. 001-32886) filed February 25, 2011 and incorporated herein by reference.

10.12*	Assignment of Membership Interest dated March 18, 2011 between Harold Hamm and Continental Resources, Inc. filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K (Commission File No. 001-32886) filed March 23, 2011 and incorporated herein by reference.

12.1*	Computation of Ratio of Earnings to Fixed Charges.

21*	Subsidiaries of Continental Resources, Inc. filed as Exhibit 21 to the Company’s Form 10-K for the year ended December 31, 2011 (Commission File No. 001-32886) filed February 24, 2012 and incorporated herein by reference.

23.1**	Consent of Grant Thornton LLP.

23.2*	Consent of Ryder Scott Company, L.P.

23.3*	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

23.4*	Consent of Conner & Winters, LLP (included in Exhibit 5.2).

24.1*	Powers of Attorney (included on signature pages).

Exhibit Number	Exhibit

25.1*	Statement of Eligibility on Form T-1 of Wilmington Trust, National Association.

99*	Report of Ryder Scott Company, L.P., Independent Petroleum Engineers and Geologists filed as Exhibit 99 to the Company’s Form 10-K for the year ended December 31, 2011 (Commission File No. 001-32886) filed February 24, 2012 and incorporated herein by reference.

*	Previously filed
**	Filed herewith
†	Management contracts or compensatory plans or arrangements filed pursuant to Item 601(b)(10)(iii) of Regulation S-K.